Exhibit 99.1

MEDIA CONTACTS:
Courtney Hurst
617-236-0500 x11
courtney@metiscomm.com

David Price
301-287-0364
dprice@edgar-online.com

EDGAR Online Reports Fourth Quarter and Full Year 2010 Results

XBRL filings revenues for the year increase to $6.4 million;
Three-year annual revenue growth targeted at over 25 percent

Rockville, MD – March 11, 2011 – EDGAR® Online, Inc. (NASDAQ: EDGR), a leading global provider of XBRL (eXtensible Business Reporting Language) data, software and services, today announced its results for fourth quarter and full year 2010.

Highlights include:

•	Increased annual XBRL filings revenues by 54 percent from 2009 to $6.4 million

•	Completed acquisition of UBmatrix

•	Added significant experience to the executive team, including naming of Bob Farrell as President and Chief Executive Officer effective March 28, 2011

•	Raised $14 million from the sale of Series B and Series C convertible preferred shares

Total revenues were $4.9 million for the quarter ended December 31, 2010 compared to $5.1 million for the quarter ended December 31, 2009, net loss was ($3.2 million) for the quarter ended December 31, 2010 compared to a net income of $170,000 for the quarter ended December 31, 2009 and adjusted EBITDA was ($1.3 million) for the quarter ended December 31, 2010 compared to $1.1 million for the quarter ended December 31, 2009. Total revenues were $19.5 million for the year ended December 31, 2010 compared to $19.2 million for 2009, net loss was ($7.2 million) for the year ended December 31, 2010 compared to ($950,000) for 2009 and adjusted EBITDA was ($1.9 million) for the year ended December 31, 2010 compared to $3.0 million for 2009.

XBRL filings revenues were $1.8 million for the quarter ended December 31, 2010, a 6% increase from the same quarter last year. XBRL filings revenues were $6.4 million for the year ended December 31, 2010, a 54% increase from 2009. The increases in XBRL filings revenues in 2010 were partially offset by decreases in data and solutions and subscriptions revenues for these periods.

“2010 was a pivotal year for EDGAR Online as we reorganized financially and operationally for continued growth in the XBRL space,” said John M. Connolly, EDGAR Online interim president and CEO. “We expanded our number of partners in the filings business to ensure that we are at the forefront of the growth of this business segment. We built capacity to meet our partners’ needs and obtained their commitment to long term relationships. Already we are starting to see the results of refocusing our efforts on our data business and are optimistic about our continued success in this area.”

“We will build from this foundation under the guidance of Bob Farrell, who will join us later this month as president and CEO at an exciting time for the Company,” added Mr. Connolly.

EDGAR Online, Inc.
2 of 6

Additional 2010 accomplishments include:

•	Forged new, long term revenue partnership agreements for the XBRL filings business to better manage resources and provide better visibility to forecast the business

•	Expanded our off-shore capacity through an agreement with SunGard Financial Systems LLC to meet demand as the 8,700 Tier Three companies (as defined in the SEC XBRL mandate) begin filing

•	Launched a new “As Reported” XBRL dataset to capitalize on the growing body of XBRL data

Operating loss was ($3.1 million) for the quarter ended December 31, 2010 compared to an operating income of $253,000 for the same quarter last year. Operating loss was ($6.9 million) for the year ended December 31, 2010 compared to ($575,000) for the year ended December 31, 2009. The change in financial results was primarily attributable to the expansion of infrastructure, software development, and the UBmatrix acquisition to position the company for future growth in the XBRL filings and data markets.

Deferred revenue was $4.5 million at December 31, 2010 compared to $3.4 million at December 31, 2009. Deferred revenue represents amounts billed to customers that will be recognized as revenue in future quarters as the company’s offerings are utilized. During the quarter ended December 31, 2010, the company capitalized $533,000 of costs for the development of internal software related to the XBRL filings business, which are included in property and equipment.

At December 31, 2010, cash, cash equivalents and short-term investments totaled $11 million compared to $2.3 million at December 31, 2009.

KEY FINANCIAL METRICS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2010	2009	2010
XBRL filings	$1,663	$1,762	$4,151	$6,404
Data and solutions	1,975	1,880	8,409	7,583
Subscriptions	1,492	1,282	6,614	5,481
Total Revenues	$5,130	$4,924	$19,174	$19,468

Net income (loss)	$170	$(3,185)	$(950)	$(7,229)
Interest expense, net	83	61	375	282
Operating income (loss)	253	(3,124)	(575)	(6,947)
Severance costs	—	—	57	438
Stock compensation	283	1,080	1,339	1,744
Amortization and depreciation	597	724	2,195	2,913
Adjusted EBITDA	$1,133	$(1,320)	$3,016	$(1,852)

EDGAR Online, Inc.
3 of 6

In addition to disclosing financial results prepared in accordance with GAAP, the company discloses information regarding adjusted EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. As the company defines it, adjusted EBITDA also excludes severance costs and the non-cash charge for stock compensation expense. As required by the SEC, the company provides the above reconciliation to net income (loss), which is the most directly comparable GAAP measure. The company presents adjusted EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Furthermore, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As adjusted EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net income (loss) or any other GAAP measure. Because not all companies calculate adjusted EBITDA in the same manner, the company’s definition of adjusted EBITDA might not be consistent with that of other companies.

Business Outlook

Based upon the dynamics and anticipated market growth for XBRL related products and services,  EDGAR Online is targeting annual revenue growth in excess of 25% over the next 3 years.

Conference Call

EDGAR Online will hold its quarterly conference call to review results for the quarter ended December 31, 2010 and provide a strategic update on the company’s operations today, Friday, March 11, 2011, at 8:00 a.m. EST. John Connolly, interim president and CEO, and David Price, CFO, will host the call. To participate, please call (877) 407-8031 end_of_the_skype_highlighting(toll-free for domestic callers), or (201) 689-8031end_of_the_skype_highlighting (international callers). The call will also be broadcast simultaneously over the Internet at: http://www.edgar-online.com/investor/. The teleconference replay will be available for approximately one week beginning at 7:00 p.m. EST on March 11, 2011 by calling (877) 660-6853 begin_of_the_skype_highlighting (domestic) or (201) 612-7415 begin_of_the_skype_highlighting (international). The account number is 286 and the conference ID is 367187.

About EDGAR Online
EDGAR Online (NASDAQ: EDGR) is a leading global provider of XBRL data, software and services solutions that improve the flow of business information. The company’s integrated portfolio of products and services for global enterprises help them create, deliver, analyze and use quality information. Thousands use the company’s solutions, including U.S. public companies, mutual funds, leading financial analysts and institutional investors, as well as global regulators such as the FDIC, Banque de France, and the U.S. Securities and Exchange Commission. The company delivers its solutions, including UBmatrix XBRL software solutions, through an extensive network of partners, including LexisNexis®, NASDAQ OMX, Oracle, PR Newswire, RR Donnelley and SAP. To learn more about EDGAR Online, visit www.edgar-online.com.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance and include, without limitation, statements regarding our future growth prospects, future demand for our XBRL business and future innovations in our data and solutions and subscriptions business. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, (x) changes in our business strategies, (xi) success of our strategic partnership agreements and (xi) success in integrating the business of UBmatrix, Inc. into the company.

EDGAR Online, Inc.
4 of 6

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

EDGAR Online, Inc.
5 of 6

EDGAR Online, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2009	2010	2009	2010
Revenues:
XBRL filings	$1,663	$1,762	$4,151	$6,404
Data and solutions	1,975	1,880	8,409	7,583
Subscriptions	1,492	1,282	6,614	5,481

Total revenues	5,130	4,924	19,174	19,468

Total cost of sales	1,174	2,121	4,653	7,827

Gross profit	3,956	2,803	14,521	11,641

Sales and marketing	667	750	3,117	2,713
Product development	387	580	1,878	1,852
General and administrative	2,052	3,873	7,849	10,672
Severance costs	—	—	57	438
Amortization and depreciation	597	724	2,195	2,913

Total operating expenses	3,703	5,927	15,096	18,588

Operating income (loss)	253	(3,124)	(575)	(6,947)

Interest expense, net	(83)	(61)	(375)	(282)

Net income (loss)	170	(3,185)	(950)	(7,229)
Dividend on preferred stock	—	(432)	—	(1,353)
Accretion on preferred stock	—	(20)	—	(67)

Net income (loss) to common stockholders	$170	$(3,637)	$(950)	$(8,649)

Weighted average shares outstanding – basic	26,848	27,110	26,760	26,974

Weighted average shares outstanding – diluted	27,264	27,110	26,760	26,974

Net income (loss) to common stockholders per share - basic and diluted	$0.01	$(0.13)	$(0.04)	$(0.32)

EDGAR Online, Inc.
6 of 6

EDGAR Online, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2009*	December 31, 2010*

Assets

Cash, cash equivalents and short-term investments	$2,323	$10,991
Accounts receivable, net	2,360	3,988
Other assets	248	218

Total current assets	4,931	15,197

Property and equipment, net	2,726	3,863
Goodwill	2,189	7,665
Intangible assets, net	1,706	3,066
Other assets	631	458

Total assets	$12,183	$30,249

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$2,546	$3,879
Deferred revenues	3,370	4,468
Current portion of long-term debt	500	1,437

Total current liabilities	6,416	9,784

Long-term debt	1,408	—
Other long-term liabilities	250	233

Total liabilities	8,074	10,017

Redeemable preferred stock	—	19,431

Stockholders’ equity:
Common stock	279	294
Treasury stock	(1,731)	(1,679)
Additional paid-in capital	74,347	78,201
Accumulated deficit	(68,786)	(76,015)

Total stockholders’ equity	4,109	801

Total liabilities, redeemable preferred stock and stockholders’ equity	$12,183	$30,249

*	Derived from the company’s audited December 31, 2009 and 2010 financial statements.